UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE PENN TRAFFIC COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
to be held
June 17, 2009

The 2009 Annual Meeting of Stockholders of The Penn Traffic Company will be held on Wednesday, June 17, 2009, at 10 a.m., Eastern Daylight Time, via teleconference (866-838-2057, or 904-596-2360 outside the U.S. & Canada), for the following purposes:

1.	To elect eight directors to The Penn Traffic Company’s Board of Directors for terms expiring at the 2010 Annual Meeting of Stockholders;

2.	To ratify the selection of Eisner LLP, independent certified public accountants, as our auditors for the fiscal year ending January 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Enclosed is the annual report for the fiscal year ended January 31, 2009, along with a proxy statement and proxy card.  Holders of our common stock are entitled to vote for the election of directors and on each of the other matters set forth above.  The Board of Directors has fixed the close of business on May 15, 2009, as the record date for determining stockholders entitled to notice of and to vote at the meeting.  You are cordially invited to attend the meeting via teleconference.  There are three ways of submitting your vote:

•	By telephone – You may vote by telephone 24 hours a day by calling the toll-free telephone number indicated on your proxy card and following the instructions.
•	By internet – You may vote via the internet by visiting the website indicated on your proxy card. Internet voting is also available 24 hours a day.
•	By mail – To vote by mail, mark your proxy card, date and sign it, and return it in the enclosed envelope. If you vote by telephone or internet, you do not need to return your proxy card.

A report will be made available to you on the status of our affairs.  We will also provide you with an opportunity for questions and comments.

By Order of the Board of Directors
DANIEL J. MAHONEY
Senior Vice President, General Counsel and Secretary

May 20, 2009
Syracuse, New York

IMPORTANT

Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to our Secretary, by giving a later dated proxy, or by voting via internet or telephone during the teleconference.

Table of Contents

THE PENN TRAFFIC COMPANY

1200 State Fair Boulevard
Syracuse, New York 13221-4737

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 17, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company (“Penn Traffic” or “the Company”), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday June 17, 2009, at 10:00 a.m., Eastern Daylight Time, via teleconference (866-838-2057, or 904-596-2360 outside the U.S. & Canada).  The approximate date on which this Proxy Statement is first being mailed to stockholders is May 20, 2009.

You are requested to either complete, date and sign the accompanying proxy card and return it promptly to us in the envelope provided, or complete your form of proxy electronically via the internet or telephone.  Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon.  Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to our Senior Vice President, General Counsel and Secretary, by giving a later dated proxy, or by voting at the meeting via the internet or teleconference.

The Board of Directors has fixed the close of business on May 15, 2009, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.  As of the record date, 8,641,676 shares of our common stock, par value $.01 per share (the “Common Stock”), and 10,000 shares of our preferred stock, par value $.01 per share (the “Preferred Stock”) are outstanding.  Each share of Common Stock is entitled to one vote at the meeting.   Each holder of shares of Preferred Stock is entitled to cast that number of votes with regard to such shares of Preferred Stock as is equal to the number of votes that such holder would have been entitled to cast had such holder converted its shares into Common Stock on the record date.  The holders of Preferred Stock will therefore be able to cast an aggregate of 690,914 votes at the annual meeting in respect of such Preferred Stock.

Attendance

Only shareholders and persons holding proxies from shareholders may participate in the annual meeting.

DIRECTORS AND EXECUTIVE OFFICERS

The following information includes the age, the year in which first elected as our director, the principal occupation, and other directorships of each of the nominees named for election as directors.  The members of the Board of Directors are required to attend the annual meeting (absent exceptional circumstances).  All directors were present at the prior year’s Annual Meeting of Stockholders held July 9, 2008.

Directors

Name and Age	Biographical Information

Robert J. Kelly Age: 64 Director since April 2005
Mr. Kelly has been our Chairman of the Board since April 2005. Mr. Kelly was the Former Chairman of the Board of Reorganized Eagle Food Center Inc. Between 2000 and 2003, he led Eagle through a successful reorganization of their senior debt and an orderly liquidation of the company. Prior to that, from 1995 to 2000, Mr. Kelly was the Chairman, President and CEO of Eagle Food Centers, Inc. Prior to joining Eagle Food Centers, Mr. Kelly was employed by The Vons Companies from 1963 to 1995 in various management positions, including Executive Vice President of Retailing.

John E. Burke Age: 68 Director since April 2005
Mr. Burke served as a consultant for Nestle USA from 2004 to 2006. From 1991 through August, 2004, Mr. Burke was the Vice President of Credit and Collections for Nestle USA. Prior to that, in 1979, Mr. Burke was appointed Assistant Treasurer of Nestle Corporation. Mr. Burke has chaired or served on a number of Official Unsecured Creditors' Committees, including that of Fleming Companies, Inc. Mr. Burke has also served as a Director of Cumberland Farms, the National Food Manufacturers Credit Group, the Delaware Valley Credit Management Association, and the New York Credit and Financial Management.

Kevin P. Collins Age: 59 Director since 1999
Mr. Collins has been a member and a Principal of The Old Hill Company, LLC (financial advisory services company) since 1997. Mr. Collins was a Principal of JHP Enterprises, Ltd. (financial advisory services) from 1991 to 1997. Mr. Collins serves as a Director of Key Energy Services, Inc. (provider of oilfield services to the oil and gas industry), Powersecure International Inc. (provider of distributed power and other “smart grid” products and services), and PNG Ventures Inc.   Mr. Collins is a CFA Charterholder.

Ben Evans Age: 79 Director since April 2005
Mr. Evans has served or is currently serving as a Director of Revco D.S., Inc., Kash n' Karry Food Stores, Inc., Jamesway Corporation, Megafood Stores, Inc., Furrs/Bishop, Inc., Gibson's Discount Centers, Inc., Salant Corporation, Accord Financial Corp., Hampton Industries, Inc., Levitz Furniture, and Factory Card & Party Outlet. Mr. Evans is a CPA and is or has been a member and chairman of various audit committees. Mr. Evans is our audit committee financial expert. Mr. Evans joined S.D. Leidesdorf & Company, predecessor firm to Ernst & Young, in 1954, became a partner at that firm in 1968, and retired from Ernst & Whinney as a partner in 1989. From 1978 through 1989, Mr. Evans was a member of Ernst & Whinney corporate financial service group. From 1989 until 1999, Mr. Evans was a consultant for the firm of Ernst & Young in their corporate financial services group.

Alan C. Levitan Age: 66 Director since April 2005
Mr. Levitan is currently chairman of the International Foods Marketing Corporation, a business management and marketing/sales building company. He is the President of The Arts Council of the Morris Area and serves on the boards of the Academy of Food Marketing at St. Joseph’s University and the Community Food Bank of New Jersey. He is also a fellow of Leadership New Jersey. Mr. Levitan was the President and CEO of Kings Super Markets (“Kings”) as well as its COO. Prior to joining Kings, he was a partner in Marketing Resources Inc., an advertising agency and marketing firm. He worked for many years at Purity Supreme in New England in many management positions including Senior Vice President of Marketing and Merchandising and as General Manager of a 33-store division.

Gregory J. Young Age: 52 Director since December 2006
Mr. Young is President and Chief Executive Officer, serving in this role since October 2007. Mr. Young was Senior Vice President Chief Marketing & Distribution Officer of the Company between July and December 2006 and Executive Vice President and Chief Operating Officer between December 2006 and October 2007.  From 2003 until July 2006, Mr. Young served as an executive with C&S Wholesale Grocers, Inc., first as Vice President of Perishables, and then as Vice President/General Manager of C&S Retail. From 2001 to 2003, Mr. Young was Group Vice President/General Manager for A&P Super Foodmart (“A&P”). From 2000 to 2001, he served as Vice President of Store Operations and from 1999 to 2000, he served as Vice President of Sales & Merchandising for A&P. Prior to 1999, Mr. Young served for more than 25 years in a number of management and other positions at the Company and its P&C Foods division.

Kurt M. Cellar Age: 39 Director since June 2007
Mr. Cellar was with the hedge fund Bay Harbour Management, L.C. from 1999 to 2008.  He was partner and portfolio manager from 1993 to 1998.  From 1995 to 1997 Mr. Cellar was with a private equity firm, Remy Investors.  From 1993 to 1995 he worked as a strategic management consultant for LEK.  Mr. Cellar has a Masters in Business Administration from the Wharton School.  He is a Chartered Financial Analyst.  Mr. Cellar is a former director of Hardwood Lumber Manufacturing, Inc. and Telcove, Inc.

Scott Sozio Age: 29 Director since June 2007	Mr. Sozio is a Vice President at Bay Harbour Management, which he joined in November 2004. Prior to joining Bay Harbour, Mr. Sozio worked at CIBC World Markets in the Financial Restructuring Group.

Executive Officers

Name	Age	Position Held

Gregory J. Young	52	President and Chief Executive Officer
Tod A. Nestor	46	Senior Vice President and Chief Financial Officer
Daniel J. Mahoney	42	Senior Vice President, General Counsel and Secretary
Myles da Cunha	50	Senior Vice President Merchandising
Kenneth V. Thompson	60	Senior Vice President of Store Operations
Christine McMahon	44	Senior Vice President Human Resources, Labor Relations and Asset Protection
Lynn A. Leitzel	52	Vice President and Chief Information Officer

Executive officers are appointed by the Board of Directors and hold office until their successors have been appointed or until their resignation or removal from office.  A brief biography of each executive officer is presented below (other than Mr. Young, whose biography is presented above).

Mr. Nestor joined us in May 2007 as Senior Vice President and Chief Financial Officer.  Mr. Nestor had served American Eagle Outfitters, Inc., initially as Vice President and Controller, then as Vice President of Strategic Planning and Treasurer.  Mr. Nestor has more than 20 years of financial, operational and general management experience.  Mr. Nestor earned an M.B.A. with distinction from the Wharton School of the University of Pennsylvania and B.B.A degree in Accounting, cum laude, from the University of Notre Dame.  Mr. Nestor is a licensed CPA, CFA, CMA and CFM.

Mr. Thompson joined Penn Traffic in November 2006 as the Company’s Senior Vice President of Store Operations.  Mr. Thompson has 40 years of supermarket industry experience, most recently serving as President of the Waldbaum’s division of A&P.  He also served as Vice President of Operations at both A&P and Grand Union.

Mr. da Cunha joined Penn Traffic in November of 2006 as Vice President of Merchandising.  In February 2007, Mr. da Cunha was promoted to Senior Vice President of Merchandising.  Previously, Mr. da Cunha had been Senior Director of Merchandising for both the retail and wholesale divisions of C&S Wholesale Grocers, Inc.  Mr. da Cunha has more than 30 years in the food industry and has held executive positions in the meat, deli, bakery and produce departments at Super Foodmarket and Food Emporium divisions of A&P.

Ms. McMahon joined Penn Traffic in November of 2006 as Vice President Human Resources and Labor Relations.  In November 2007, Ms. McMahon was promoted to Senior Vice President Human Resources, Labor Relations and Asset Protection.  Prior to joining Penn Traffic, Ms. McMahon served as an Executive Administrator for United Food and Commercial Workers (“UFCW”) Local 342 in New York City.  Ms. McMahon joined the UFCW after 25 years at A&P, where she was Director of Human Resources and Labor Relations for the company’s Waldbaum’s and Food Emporium banners.  Ms. McMahon began her career in the stores becoming the first female store manager and District Operations Manager for Waldbaum’s.

Mr. Mahoney joined us in January 2007 as Vice President, General Counsel and Secretary.  In November of 2007, Mr. Mahoney was promoted to Senior Vice President, General Counsel and Secretary.  Previously Mr. Mahoney had been an attorney at the Boston, Massachusetts, firm of Nutter, McClennen & Fish LLP (1994 - 2004), where his clients included Shaw’s Supermarkets, Inc. and Shop Rite.  He then moved to in house counsel roles for Shaw’s Supermarkets (2004 - 2005) and C&S Wholesale Grocers, Inc (2006).  He is a cum laude graduate of Harvard College and a magna cum laude graduate from Boston University School of Law.

Mr. Leitzel joined us in June of 2007 as Vice President and Chief Information Officer.  Mr. Leitzel has more than 20 years of information technology experience, mostly in the grocery industry.  Mr. Leitzel previously served as Vice President of Information Technology at Weis Supermarkets, Inc.

CORPORATE GOVERNANCE

Independent Directors

All members of the Board of Directors, except Mr. Young, our President and Chief Executive Officer, are “independent directors” under the definition of independence of the NASDAQ Stock Market as defined in Rule 5605 (a)(2) thereof.  The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of the Company and has not engaged in various types of business dealings with us.  In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director  in carrying out the responsibilities of a director.  In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board of Directors held 18 board meetings during fiscal year 2009.

The Board of Directors has three standing committees, each of which is comprised exclusively of independent directors and operates under written charters adopted by the Board of Directors setting forth its purpose, authority, and responsibilities.  Each director attended more than 75% of the aggregate board and committee meetings of which they are members during fiscal year 2009.

Audit Committee

The members of the Audit Committee as of January 31, 2009, are Messrs. Evans, Collins, and Levitan.  Mr. Evans is Chairman of the Audit Committee and qualifies as an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations.  The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors.  The primary objective of the Audit Committee is to oversee: (i) the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence, (iv) the audit of the Company’s financial statements, (v) the performance of the Company’s internal audit function and independent registered public accounting firm, and (vi) such other matters as shall be mandated under applicable laws, rules and regulations, as well as listing standards of the NASDAQ Stock Market.

The Audit Committee held 14 meetings during fiscal year 2009.

Compensation Committee

The members of the Compensation Committee as of January 31, 2009, are Messrs. Burke, Cellar, and Kelly.  Mr. Burke is Chairman of the Compensation Committee.  The Compensation Committee has direct responsibility for the compensation of the Company’s officers and reviews and recommends policies relating to compensation and benefits of the Company’s directors, officers, and employees.  For this purpose compensation shall include: (i) annual base salary, (ii) annual incentive opportunity, (iii) stock option or equity participation, (iv) profit-sharing plans, (v) long-term incentive opportunities (the terms of employment agreements and other similar arrangements, in each case as, when, and if appropriate), (vi) any special or supplemental benefits, and (vii) any other payments that are deemed compensation under applicable Securities and Exchange Commission (“SEC”) rules.  The Compensation Committee operates under a written charter adopted by our Board of Directors.

The Compensation Committee held 8 meetings during fiscal year 2009.

Nominating & Governance Committee

The members of the Nominating & Governance Committee as of January 31, 2009, consist of all the independent directors of the Board of Directors.  The Nominating & Governance Committee (a) identifies individuals qualified to become Board members (consistent with criteria approved by the Board); (b) selects, or recommends that the Board select, the director nominees for the next annual meeting of shareholders; (c) develops and recommends to the Board a set of corporate governance guidelines applicable to the Company; and (d) oversees the evaluation of the Board and management.  The Nominating & Governance Committee operates under a written charter adopted by our Board of Directors.

The Nominating & Governance Committee met once during fiscal year 2009.

The Nominating & Governance Committee does not have a specific policy with respect to the consideration of any director candidates recommended by stockholders.  The Board of Directors and the Nominating & Governance Committee do not believe that such a policy is necessary as the Committee considers all reasonable recommendations for director candidates regardless of their sources.  However, our by-laws require that there be furnished to us written notice with respect to the nomination of a person for election as a director (other than a person nominated as a director by the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders.  For any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to us generally not less than 30 days prior to the meeting.  A copy of the applicable by-law provisions may be obtained, without charge, upon written request to our Secretary at our principal executive offices.

EXECUTIVE COMPENSATION

Tabular Disclosure of Executive and Director Compensation

Summary Compensation Table for Fiscal Year 2009

Name and Position	Fiscal Year	Salary $	Bonus $	Non-Equity Incentive Plan $	Stock Awards $ (6)	All Other Compensation $		Total $

Gregory J. Young President and Chief Executive Officer	2009	$519,024	-	-	$(66,370)	$23,389	(1)	$476,043
	2008	$442,308	-	-	$51,264	$29,684		$523,256
	2007	$197,115	$75,000	-	$16,322	$162,256		$450,702
Tod Nestor Senior Vice President and Chief Financial Officer	2009	$291,909	-	-	-	$79,601	(2)	$371,510
	2008	$207,995	$50,000	-	-	$126,468		$384,463
Kenneth Thompson Senior Vice President Operations	2009	$270,962	-	-	-	$19,760	(3)	$290,722
	2008	$260,961	-	-	-	$34,560		$295,521
David Adamsen Former Vice President Wholesale	2009	$168,543	-	-	-	$194,804	(4)	$363,347
	2008	$175,728	-	-	-	$17,697		$193,425
	2007	$176,164	-	-	-	$18,955		$195,119
John MacIntyre Former Vice President Real Estate	2009	$163,228	-	-	-	$177,120	(5)	$340,348

(1)  In fiscal year 2009, Mr. Young received $3,923 for the Employer 401(k) weekly match, $6,900 for the 401(k) Annual Non-Elective Contribution, and health and welfare benefits at an aggregate incremental cost of $12,566 to the Company.

(2)  In fiscal year 2009, Mr. Nestor received $2,025 for the Employer 401(k) weekly match, $6,900 for the 401(k) Annual Non-Elective Contribution, health and welfare benefits at an aggregate incremental cost of $10,953 to the Company, $8,800 for temporary living expenses, $25,513 for travel expenses, and $25,410 tax gross-up payments for expenses.

(3)  In fiscal year 2009, Mr. Thompson received $4,015 for the Employer 401(k) weekly match, $6,900 for the 401(k) Annual Non-Elective Contribution, $325 for relocation expenses, and health and welfare benefits at an aggregate incremental cost of $8,520 to the Company.

(4)  The Company entered into a separation agreement with Mr. Adamsen on February 14, 2009. Mr. Adamsen’s employment was terminated as a result of his voluntary resignation on December 31, 2008, and the Company agreed to pay Mr. Adamsen (i) $181,000; which equals 52 weeks of his base salary at his then current rate of pay less deductions.  Mr. Adamsen is subject to ongoing covenants (i) not to disclose confidential information of the Company and (ii) not to make disparaging statements about the Company. Mr. Adamsen has also agreed to release all claims against the Company.

In fiscal year 2009, Mr. Adamsen received $1,814 for the Employer 401(k) weekly match, $5,056 for the 401(k) Annual Non-Elective Contribution, and health and welfare benefits at an aggregate incremental cost of $6,934 to the Company.

(5)  The Company entered into a separation agreement with Mr. MacIntyre on January 31, 2009. Mr. MacIntyre’s employment was terminated as a result of his voluntary resignation on January 31, 2009, and the Company agreed to pay Mr. MacIntyre (i) $162,328; which equals 52 weeks of his base salary at his then current rate of pay less deductions and (ii) to provide benefits, including group health insurance throughout the 52 week severance period. Mr. MacIntyre is subject to ongoing covenants (A) not to disclose confidential information of the Company and (B) not to make disparaging statements about the Company. Mr. MacIntyre has also agreed to release all claims against the Company.

In fiscal year 2009, Mr. MacIntyre received $2,355 for the Employer 401(k) weekly match, $4,900 for the 401(k) Annual Non-Elective Contribution, and health and welfare benefits at an aggregate incremental cost of $7,537 to the Company.

(6)  Amounts set forth for Mr. Young represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 as computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), disregarding estimates of forfeitures related to service-based vesting conditions.  In accordance with SFAS 123(R) the awards are recorded as compensation expense with recognition of a corresponding liability over the period to settlement date based on changes in the fair value of our common stock using the Black-Scholes method.  The negative amounts recognized by the Company in fiscal year 2009 are the result of a decrease in the fair value of the options held by Mr. Young, a direct result of a decrease in the quoted market price of our common stock during the year. As of January 31, 2009, the following was used to calculate the fair market value of this compensation:

Valuation Date	12/15/2006
Expiration Date	5/1/2009
Stock Price 1/31/2009	$0.91
Grant Price 12/15/2006	$12.33
Term	0.3 yrs
Risk-free rate	0.19%
Volatility	254%
Dividend yield	0

Narrative Discussion to the Summary Compensation Table

Base Salary Compensation Change

On February 19, 2009, The Board of Directors approved, and Mr. Young accepted, a 10% reduction in his annual salary for the remainder of fiscal year 2010.  Mr. Young’s annual salary for fiscal year 2010 was reduced from $525,000 to $472,500.  As part of his management incentive bonus plan for fiscal year 2010, Mr. Young shall have the opportunity to recover the amount of the reduction if the criterion established by the Compensation Committee of the Board of Directors is achieved. The criterion established by the Committee is the Company’s achievement of targeted cash balance as of the last day of fiscal year 2010.

FY2009 Management Performance Incentive Plan
(Short-term, Non-Equity Performance Based Cash Incentive Pay)

For fiscal year 2009, the Management Performance Incentive Plan was based upon the achievement of Budgeted Adjusted EBITDA, Budgeted Revenue, and Personal Initiatives. The amount of the annual performance cash incentive is calculated as a percentage of the executive’s base salary.

Incentive Payout Formula Weighting

50% - Based on achievement of Budgeted Adjusted EBITDA
20% - Based on achievement of Budgeted Revenue
30% - Based on achievement of Personal Initiatives

There must be achievement of 100% of Budgeted Adjusted EBITDA, as established by our Board of Directors, for there to be an incentive payment to the named executive officers under any portion of the Management Performance Incentive Plan.

Fiscal Year 2009 Potential Incentive Bonus Payments for Named Executive Officers

Gregory Young: 75% up to a maximum of 150% of base salary
Tod Nestor and Kenneth Thompson: 45% up to a maximum of 90% of base salary
David Adamsen and John MacIntyre: 35% up to a maximum of 70% of base salary

In fiscal year 2009, we did not achieve 100% of our Budgeted Adjusted EBITDA; therefore, no named executive officer received compensation under the Management Performance Incentive Plan.  This is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2009”.

Special Bonus Arrangement “Success Bonus”

On December 29, 2008, the Company granted awards pursuant to an agreement (“Agreement”) with Messrs. Young, Nestor, Thompson and four other senior employees of the Company. The Agreements provide for the recipients to receive a lump sum payment on May 1, 2009, provided that, (a) the Company had begun to operate under the merchandise procurement agreement entered into in September 2008 with C&S Wholesale Grocers, Inc. (“C&S”); (b) the Company had consummated a transaction with C&S to sell the Company’s assets relating to its wholesale division; (c) the Company had demonstrated a commitment to a core store portfolio, recognizing the need to dispose of underperforming assets when appropriate, as determined by the Board of Directors in its sole discretion; and (d) the recipient remained actively employed by the Company as of May 1, 2009.  The Agreements alternatively provided that the recipients were to receive the payments described below upon a Change in Control, as defined in the 2006 Omnibus Award Plan, provided that (i) the recipient remained actively employed upon the consummation of the Change in Control, and (ii) the Change of Control was consummated before May 1, 2009.  The Agreements call for the following lump sum payment amounts to the following named executive officers: Gregory Young, $400,000; Tod Nestor, $200,000; and Kenneth Thompson, $100,000. Recipients who receive the foregoing payments shall not be eligible for any additional bonus payment under any incentive plan covering fiscal year 2009. The foregoing payments were made on or about May 1, 2009.

2006 Omnibus Award Plan (Long Term Equity Based Incentive Program)

On December 15, 2006, the Company established the 2006 Omnibus Award Plan, which allows for grants of stock options, restricted stock, phantom stock, and stock appreciation rights. The number of shares of common stock in respect of awards which may be granted are limited to 902,268 in the aggregate.

On December 15, 2006, the Company granted 50,000 shares of phantom stock to Mr. Young. The award entitles Mr. Young to a cash payment equal to the positive excess, if any, of the fair market value of 50,000 shares of our common stock on the settlement date over the fair market value of those shares on December 15, 2006. The phantom stock award settles on the earlier of (a) May 1, 2009, (b) a Change in Control, as such term is defined in the 2006 Omnibus Award Plan and which meets the requirements of Section 409A of the Code, or (c) the death or disability of the executive.  Since on May 1, 2009, the fair market value of our common stock did not exceed the fair market value of our stock on December 15, 2006, the phantom stock award was cancelled without payment to Mr. Young.

Phantom Stock Award Grant Date and Price

Our Board of Directors is responsible for setting the grant dates and approving the amount and exercise price of any stock or option awards.  Our executive officers are not involved in the process of granting equity awards or in setting the grant price.  Under the 2006 Omnibus Award Plan, the fair market value of our common stock on any given date is equal to the average of the high bid and low ask price of our common stock on Pink OTC Markets, Inc. as of the most recent trading day proceeding such date on which a sale of our common stock occurred.

Outstanding Equity Awards at Fiscal Year End 2009

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested # (1)	Market Value of Shares or Units of Stock that have not Vested $
Gregory J. Young Omnibus Award Plan	5,184	$4,717

(1)
Mr. Young’s phantom award, which was granted under the 2006 Omnibus Award Plan, vests on the earlier of (a) May 1, 2009, (b) a change in control, as such term is defined in the 2006 Omnibus Award Plan, or (c) the death or disability of Mr. Young.

Since on May 1, 2009, the fair market value of our common stock did not exceed the fair market value of our stock on December 15, 2006, the phantom stock award was cancelled without payment to Mr. Young.

Potential Payments upon Termination or Change in Control

The potential amounts payable to each named executive officer for the various termination scenarios are detailed.

1.      Termination with no Change in Control

Pursuant to our written severance policy, in consideration for a release of claims against the Company, eligible Vice Presidents and Senior Vice Presidents are to be provided between 12 and 52 weeks of salary and health care continuation, after involuntary employment termination, and an eligible President and Chief Executive Officer is to be provided between 26 and 78 weeks of continued salary and health care coverage, after involuntary employment termination. As outlined in their offer letters, each of the named executive officers is eligible for 52 weeks of severance.

The severance policy defines eligibility and ineligibility criteria; severance applies if and when the executive is removed from his or her position and no comparable position at equal base pay is offered. An executive will be deemed ineligible for severance if the employment termination is a result of one or more of the following factors: voluntary resignation, failure to meet performance goals, absenteeism, any violations of policy, death, disability, or cause. Cause is defined as: (i) commission of an act of fraud or embezzlement (including unauthorized disclosure of confidential or proprietary information that results in, or could reasonably be expected to result in, a material injury to the Company or its subsidiaries); (ii) conviction or guilty plea (or plea of no contest) to a felony or any other crime involving moral turpitude; (iii) willful misconduct as an employee that results in material injury to the Company; (iv) willful failure to render services to the Company in accordance with his employment, which amounts to a material neglect of his or her duties to the Company; and (v) willful and material insubordination.

The severance policy was revised on December 31, 2008, to reflect compliance with the deferred compensation tax law, Section 409A of the Internal Revenue Code of 1986, as amended.

2.   Termination with Change in Control

We have entered into Executive Change in Control Protection Agreements with Messrs. Young, Nestor and Thompson, and eleven other senior managers.  Our Executive Change in Control Protection Agreement is a double trigger agreement. A double trigger agreement means that two events must occur for there to be any payment under the agreement. The first occurrence must be a change in control, as defined below. The second occurrence must be an involuntary termination or voluntary termination for good reason, also defined below, within two years following the effective date of a change in control, unless the individual is terminated for cause.

Good reason is defined as a material reduction in responsibilities, a reduction in salary, or a more than 50 mile change in location of the executive’s office, each without the executive’s express written consent and which occurs after the change in control or during the 90 day period immediately preceding it.

The termination of the executive’s employment for cause renders the executive ineligible for payment under the agreement. Cause is defined as any of the following actions by the executive not remedied within 30 days of receipt by the executive of notice of such conduct: (i) commission of an act of fraud, dishonesty, embezzlement or other act or omission intended or with consequences that bring, or could reasonably be expected to bring, the Company or the entity acquiring the Company in the change in control into disrepute or otherwise materially harm their respective commercial or governmental relationships or licenses, (ii) pleading guilty or no contest to, or being convicted of, a criminal offense for which a penalty of imprisonment may be imposed (other than a road traffic offense), (iii) material misconduct tending to bring the Company or acquiring entity into disrepute or failure to comply with written guidelines, (iv) abandonment or material neglect of employment duties, (v) persistent failure to carry out instructions, or (vi) material breach of the executive’s duties under this agreement.

The executive is also required to sign a waiver and release of all claims against the Company before he or she is eligible to receive any payment. Payments pursuant to a change in control take the place of, and are not supplemented by, amounts otherwise payable under the written severance policy described above.

Definition of change in control:

•	an acquisition by any person of 50% or more of either the outstanding shares or combined voting power of our securities, excluding:

a.	acquisitions by us or any entity that is controlled by, controls or is under common control with us,

b.	acquisitions by an employee benefit plan we or an affiliate sponsors or maintains, or

c.	acquisitions by the individual executive who has signed the agreement,

•	a change in the majority of the members of our board of directors which is not approved by our pre-change board of directors,

•	our liquidation or dissolution

•	a sale, transfer or other disposition of all or substantially all of our business or assets, or

•	the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar transaction requiring shareholder approval, unless:

a.
the beneficial owners of more than 50% of the total voting power of our stock are the indirect beneficial owners of the voting stock of the resulting corporation in substantially the same proportions as their ownership before the transaction, and

b.	at least a majority of the members of the board of the resulting corporation were member of our board before the transaction.

The potential payments to our named executive officers as a result of an involuntary termination or termination by the executive for good reason during the two year period following a change in control are:

•	cash lump sum payment equal to two times the higher of the annual rate of current base salary or the average annualized base salary of the prior 24 months;
•
cash lump sum payment equal to two times the average of the annual cash bonuses payable under the annual incentive plan for each of the three fiscal years prior to the effective date of the termination; and

•	continuation of health and welfare benefits for one year or until the executive becomes eligible for comparable benefits provided by a subsequent employer.

All cash payments will be made within 90 days following the date of termination.

Each agreement also contains provisions regarding the employment terms of each executive for the 2-year period following a change of control or until termination of employment in accordance with the terms outlined above.  During this period, the executive’s (i) position, authority and responsibilities, and (ii) base salary must be at least commensurate with that which the executive had immediately prior to the change in control.  Additionally, the executive must be eligible to (i) receive discretionary annual bonuses or incentive compensation, (ii) participate in all long-term incentive compensation programs, (iii) participate in all pension, deferred compensation, and health and welfare plans, (iv) receive reimbursement for reasonable business expenses, and (v) receive paid vacation and fringe benefits, each on the same basis as similarly situated key employees of comparable rank within the Company or acquiring entity as appropriate.

No executive is entitled to receive severance if his or her employment is terminated due to death.

On December 31, 2008, the Change in Control Protection Agreement was amended to reflect compliance with the deferred compensation tax law, Section 409A of the Internal Revenue Code of 1986, as amended.

401(k) plan

We offer retirement benefits to our employees, including our named executive officers, through a voluntary tax-qualified defined contribution 401(k) savings plan.  This plan offers employees the opportunity to save towards retirement in a pretax account. To be eligible for this benefit, the employee must be at least 21 years old and have 6 months of employment with the Company, or have been previously employed by the Company and met the eligibility requirements of the plan prior to leaving the Company. The retirement benefits for our executive officers under the 401(k) savings plan are the same as those available to other eligible employees.

401(k) Company Match

Additionally, after completing one year of service, or if previously eligible to participate, we will make a Company match equal to 50% of the amount an individual contributes into the 401(k) plan, up to the first 3% of the individual’s pay.

Effective April 5, 2009, the weekly 401(k) Company matching contributions were suspended.

401(k) Annual Non-Elective Contribution

At the end of the calendar year, we make an annual non-elective contribution of 3% of total annual compensation into the 401(k) savings plan for each eligible employee with over 6 months of service, including our named executive officers. This contribution is made for each eligible individual even if the employee does not participate in the weekly contributory 401(k) plan. The contribution is made by the end of the following calendar year. This annual contribution is intended to allow our 401(k) savings plan to be qualified as a safe harbor plan, as defined by the Internal Revenue Service 401(k) regulations.

Director Compensation

The table below discloses non-employee director compensation for fiscal year 2009.

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash $	Stock Awards $ (1,2)	All Other Compensation $ (3)	Total $
John E. Burke	$53,500	$(25,019)	$9,917	$38,398
Kevin P. Collins	$54,500	$(25,019)	$2,149	$31,630
Kurt Cellar	$44,000	$(25,019)	$1,491	$20,472
Ben Evans	$59,500	$(25,019)	$4,247	$38,728
Robert J. Kelly	$75,000	$(25,019)	$14,064	$64,045
Alan C. Levitan	$51,500	$(25,019)	$2,073	$28,554
Scott Sozio (4)	$0	$0	$1,219	$1,219

(1)  The aggregate number of phantom stock awards outstanding at the end of fiscal year 2009 is presented within the Director Outstanding Equity Award Subtable below.

(2)  Amounts set forth represent the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 as computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), disregarding estimates of forfeitures related to service-based vesting conditions.  In accordance with SFAS 123(R) the awards are recorded as compensation expense with recognition of a corresponding liability over the period to settlement date based on changes in the fair value of our common stock using the Black-Scholes method.  The negative amounts recognized by the Company in fiscal year 2009 are the result of a decrease in the fair value of the options held by directors, a direct result of a decrease in the quoted market price of our common stock during the year. As of January 31, 2009, the following was used to calculate the fair market value of this compensation:

Valuation Date	12/15/2006
Expiration Date	5/1/2009
Stock Price 1/31/2009	$0.91
Grant Price 12/15/2006	$12.33
Term	0.3 yrs
Risk-free rate	0.19%
Volatility	254%
Dividend yield	0

(3)  Amounts shown represent travel expenses for attendance at Board meetings.

(4)  Mr. Sozio declined his Board of Directors compensation for fiscal year 2009.

Directors’ Outstanding Equity Awards at Fiscal Year End 2009

Name	Number of Shares of Phantom Stock Outstanding	Market Value of Shares of Phantom Stock Outstanding
John E. Burke	7,652	$6,963
Kevin P. Collins	7,652	$6,963
Ben Evans	7,652	$6,963
Robert J. Kelly	7,652	$6,963
Alan C. Levitan	7,652	$6,963

Narrative to Director Compensation Table

Each director receives an annual retainer of $25,000.  The non-executive Chairman of the Board receives an additional annual retainer of $25,000. Each Chair of the Audit and Compensation Committees receives an additional $5,000 per year.  The fee received for personal attendance at Board meetings is $1,500, committee meeting attendance is $1,000, and for telephonic meetings is $750. Additionally, we reimburse directors for travel and lodging expenses associated with attendance at our Board of Director meetings.

On February 4, 2008, our Board of Directors granted an aggregate of 15,575 shares of phantom stock under our 2006 Omnibus Award Plan to Messrs. Burke, Collins, Evans, Levitan, and Kelly.  Each recipient received a grant award of 3,115 shares of phantom stock, which is equal to the number of whole shares of the Company’s common stock having a fair market value equal to $25,000 on the date of grant.  Each share of phantom stock entitles the individual to receive an amount in cash equal to the fair market value of the Company’s common stock on the settlement date.  In addition, pursuant to a Board resolution dated May 14, 2007, non-employee members of the Board were to receive an annual grant of phantom stock on the first Monday of each of the Company’s future fiscal years.  Under the plan, fair market value of the Common Stock on any given date is equal to the average of the high bid and low ask price of the Common Stock on Pink OTC Markets, Inc. as of the most recent trading day preceding such date on which a sale of the Common Stock occurred.

The settlement date, on which the cash payment will be made, is the earlier of (a) the business day following the date on which the grantee ceases to be a member of our Board of Directors, (b) a change in control as defined in the 2006 Omnibus Award Plan and which meets the requirements of Section 409A of the Internal Revenue Code, or (c) the death or disability of the reporting person.

On January 30, 2009, the Board of Directors suspended the annual grant of $25,000 in phantom stock to non-employee members.

On March 30, 2009, the Board of Directors authorized cash performance awards to the non-employee members of the Board of Directors. The awards provide for cash payments of $25,000 to each non-employee member, to be paid no later than February 28, 2010, provided that specific performance conditions measured as of January 30, 2010, have been satisfied by the Company. The criterion established by the Committee is the Company’s achievement of targeted cash balance as of the last day of fiscal year 2010.  Any eligible individual who separates from service with the Company prior to January 30, 2010, will receive a pro-rated portion of the award, if the criterion is ultimately achieved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us with respect to beneficial ownership of our voting securities as of May 4, 2009, (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of any class of our voting securities; (ii) each of our directors; (iii) each of the persons named in the Summary Compensation Table set forth herein; and (iv) all directors and executive officers as a group.  The information set forth below for 5% stockholders was derived from publicly available reports made by the persons listed below on Schedules 13D and 13G and Forms 3 and 4.  We have not attempted to verify any of this information.  All shares of our common stock issued prior to the effective date of our plan of reorganization were deemed cancelled as provided in our plan of reorganization.  Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person or group of persons has the right to acquire within 60 days.  For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of vested portions of stock options or conversion of shares of preferred stock) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  On May 15, 2009, there were 8,641,676 shares of Common Stock and 10,000 shares of our Preferred Stock outstanding.  Each holder of shares of Preferred Stock is entitled to cast that number of votes with regard to such shares of Preferred Stock as is equal to the number of votes that such holder would have been entitled to cast had such holder converted its shares into Common Stock on the record date.  The holders of Preferred Stock will therefore be able to cast an aggregate of 690,914 votes at the annual meeting in respect of such Preferred Stock.

	Common Stock		Preferred Stock		Total
Name and Address of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Voting Power

Bay Harbour Management, L.L.C.(1) 885 Third Avenue New York, NY 10022	1,788,457	20.7%	5,000	50.0%	23.7%

Pension Benefit Guaranty Corporatlion (2) Agent: JP Morgan Investment Management, Inc. 522 Fifth Avenue New York, NY 10036	1,874,134	21.7%	–	–	21.7%

King Street Capital Management, L.P.(3) 65 East 55th Street 30th Floor New York, NY 10022	1,174,908	13.6%	3,000	30.0%	15.6%

Soundpost Partners, L.P. (4) 405 Park Avenue, 6th Floor New York, NY 10022	850,000	9.8%	–	–	9.8%

All directors and executive officers as a Group	–	–	–	–	–

(1)	Number of shares of common stock and preferred stock are as reported in the Schedule 13D (Amendment No. 10) filed with the SEC on February 12, 2009.

(2)
On September 28, 2005, JP Morgan Investment Management, Inc., or JPMIM, as agent for the PBGC and pursuant to an investment management agreement between JPMIM and PBGC, received 1,874,134 shares of our common stock, which were distributed to the PBGC in accordance to our plan of reorganization, as reported in the Form 3 filed with the SEC on November 29, 2005.

(3)	Number of shares of common stock and preferred stock are as reported in the Schedule 13D (Amendment No. 2) filed with the SEC on January 30, 2009.

(4)	Number of shares of common stock is as reported in the Schedule 13G filed with the SEC on February 17, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the directors and executive officers and any persons holding more than 10% of our common shares are required to report their initial ownership of such shares and any subsequent changes in that ownership to the SEC.  To our knowledge, based upon a review of the copies of the reports furnished to us and written representations that other reports were required, these filing requirements were timely satisfied during fiscal year 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no related party transactions, as described in Item 404 of Regulation S-K, during fiscal year 2008 and fiscal year 2009.

CODE OF ETHICS

We have adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Company will provide a copy of our code of conduct and ethics to each person solicited in this proxy statement, upon their written request.

REPORT OF THE AUDIT COMMITTEE

The Chairman of the Audit Committee held discussions with our financial management and our independent auditors regarding our Consolidated Financial Statements and matters required by the Statement of Auditing Standards No. 61 (“SAS 61”), as amended by SAS 89, SAS 90, and SAS 114, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, prior to the public announcement of financial results of our financial results for the first, second, third, and fourth quarters of fiscal year 2009, and reviewed our quarterly reports on Form 10-Q prior to such reports being filed with the SEC.  Further, the Audit Committee reviewed the Annual Report on Form 10-K for fiscal year 2009 prior to such report being filed with the SEC.

Our independent auditors provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (Rule 3526, Communications with Audit Committees Concerning Independence) regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors that firm’s independence.  Based on this discussion, the Audit Committee has appointed Eisner LLP as our independent auditors.

Based on the Audit Committee’s review of our consolidated financial statements and its discussions with management and our independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for Fiscal 2009 in our Annual Report on Form 10-K filed with the SEC.

Audit Fees

Fees and expenses billed by Eisner LLP for the audit of our financial statements for fiscal year 2009 totaled approximately $1.0 million.  Such fees represented the total fees and expenses for audit services.  There were no audit-related tax or other fees billed by Eisner LLP related to services rendered during such period.

Pursuant to its charter, the Audit Committee is required to pre-approve the audit services to be performed by the independent accountants in order to assure the provisions of such services does not impair the auditor’s independence.  None of the above services impair the auditor’s independence.  All of the above services were approved by the Audit Committee in accordance with its pre-approval policy.

Annually, the independent accountants will present to the Audit Committee services expected to be performed by independent accountants over the next 12 months.  The Audit Committee will review and, as it deems appropriate, pre-approve those services.

Ben Evans, Chairman
Kevin P. Collins
Alan C. Levitan

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation and by-laws, the terms of office of each director shall expire at the next Annual Meeting following the director’s election.  Our certificate of incorporation and by-laws fix the total number of members of our Board of Directors at no less than one. Currently, the Board of Directors consists of eight members.

The following individuals have been nominated by the Board of Directors for election as directors at the 2009 Annual Meeting, each to serve for a term of one year until the 2010 Annual Meeting of Stockholders or until his successor is duly elected and qualified:

Robert J. Kelly	Gregory J. Young
John E. Burke	Kevin P. Collins
Ben Evans	Kurt M. Cellar
Alan C. Levitan	Scott Sozio

The proxies in the enclosed form received from holders of Common Stock will be voted FOR the election of the eight nominees named above as our directors unless stockholders indicate otherwise.  If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as determined by the holders of such proxy, unless stockholders indicate otherwise.  Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.  Thus, those nominees who receive the eight highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees.  Shares with respect to which authority to vote for any nominee or nominees is withheld or broker non-votes will not be counted in the total number of shares voted for such nominee or nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE EIGHT NOMINEES AS OUR DIRECTORS.

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Eisner LLP, independent certified public accountants, as independent auditors for us for the fiscal year ending January 30, 2010.  A proposal to ratify such selection will be submitted to stockholders at the Annual Meeting.  Although ratification by stockholders is not a prerequisite for the Audit Committee to select Eisner LLP as our independent auditors, we believe such ratification to be desirable.  If the stockholders do not ratify the selection of Eisner LLP, the selection of independent auditors will be reconsidered by the Audit Committee; however, the Board of Directors may select Eisner LLP notwithstanding the failure of the stockholders to ratify its selection.

It is expected that a representative of Eisner LLP will be present at the meeting, will have an opportunity to make statements and will be available to respond to appropriate questions.  Proxies solicited by the Board of Directors will be voted FOR this proposal unless stockholders specify a contrary vote.

Eisner LLP has performed the annual examination of the Company’s financial statements since 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above.  As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Our by-laws require that there be furnished to us written notice with respect to the nomination of a person for election as a director (other than a person nominated as a director by the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders.  For any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to us generally not less than 30 days prior to the meeting.  A copy of the applicable by-law provisions may be obtained, without charge, upon written request to our Secretary at our principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at our 2010 Annual Meeting of Stockholders must be received by our Secretary by January 8, 2010, for the proposal to be considered for inclusion in our notice of meeting, proxy statement, and proxy relating to the 2010 Annual Meeting of Stockholders, provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date (June 17, 2009), notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

AVAILABILITY OF OUR ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K is being furnished with this proxy statement to stockholders of record as of May 15, 2009.  The Company will provide, at no charge, an additional copy of our Annual Report on Form 10-K to each person solicited in this proxy statement, upon their written request to Mr. Mahoney, the Company’s Secretary, at 1200 State Fair Boulevard, Syracuse, New York 13221-4737.

ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to our Secretary, by giving a later-dated proxy or by attendance and voting at the meeting via teleconference.  A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the Annual Meeting of Stockholders.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews.  Expenses in connection with the solicitation of proxies will be borne by us.  Brokers, custodians, and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at our expense.

Stockholders may contact the Board of Directors by mailing all comments to Mr. Mahoney, the Company’s Secretary, at 1200 State Fair Boulevard, Syracuse, NY 13221-4737.  Copies of this proxy statement may be accessed through our Company website at www.penntraffic.com.

By Order of the Board of Directors
DANIEL J. MAHONEY
Secretary

May 20, 2009
Syracuse, New York